EXECUTION VERSION
October 9, 2023

Dear Mr. Stamatakis:
This letter agreement (this “Agreement”) sets forth the terms of your employment, on an interim basis, as President and Chief Executive Officer of Mistras Group, Inc. (the “Company”), commencing on October 9, 2023 (the “Effective Date”).
i.Position; Responsibilities.
1.On the Effective Date, you will begin to serve, on an interim basis, as President and Chief Executive Officer of the Company and, in that capacity, you will report directly (and only) to the Board of Directors of the Company (the “Board”) and you shall have all of the customary authorities, duties and responsibilities that accompany the position of President and Chief Executive Officer. In addition, and for the avoidance of doubt, you will continue to serve as a member and as the Chairman of the Board.
2.The Company acknowledges that you have other business commitments, including but not limited to your position as an executive officer of Capital Management Enterprises, LLC, and it is acknowledged and agreed that your service as President and Chief Executive Officer of the Company shall not require you to devote all or any particular amount of your time to the business and affairs of the Company. You shall not be required to work at any fixed location and the Company shall provide you with a laptop computer (which shall be considered your personal property during and following the termination or expiration of this Agreement), Company email account, and such other electronic equipment and services as are reasonably required in order to enable you to tend to the business and affairs of the Company from a remote location. You shall be entitled to the same number of days of paid time off per calendar year as was provided by the Company to the previous chief executive officer in 2023, prorated for any partial calendar year during which you are employed.
3.The Company and you currently contemplate that your service, on an interim basis, as President and Chief Executive Officer of the Company will commence on the Effective Date and continue for a period of six (6) months therefrom (the “Term”). Provided that: (i) the Company has engaged an executive search firm prior to the conclusion of the Term; and (ii) the Company and such executive search firm have and continue to use commercially reasonable efforts to recruit a permanent President and Chief Executive Officer of the Company, the Company shall have the ability to extend the Term for an additional period of six (6) months (the “Term Extension”) by providing written notice to you at least sixty (60) days prior to the expiration of the Term. Notwithstanding anything in this Agreement to the contrary: (A) this Agreement shall terminate upon the effective date of the Company’s appointment of a permanent President and Chief Executive Officer; and (B) this Agreement may be terminated following the conclusion of the initial six (6) month Term by the Company or you, for any reason or no reason at all, upon thirty (30) days’ written notice to the other party.
4.If this Agreement is terminated pursuant to clause (A) of Section 1.c. above, or upon the expiration of the initial six (6) month Term without an extension, or if you suffer death or Disability during the initial six (6) month Term, you shall be entitled to receive the following payments and benefits (in addition to any other benefits that continue following the termination or expiration of this Agreement as set forth herein): (i) the Company shall pay to you (or to your estate in the event of your death) the Base Salary that you would have been entitled to receive during the remainder of the initial six (6) month Term as if your employment had not terminated, on the dates that such amounts would have otherwise been payable; and (ii) the cash incentive award payment that you would be entitled to receive for the calendar year 2024 as if your employment had not terminated, subject to the satisfaction of performance criteria established pursuant to Section 3 of this Agreement, prorated for six (6) months. For purposes of this Agreement, “Disability” shall mean that you are unable to substantially perform the customary duties and responsibilities of your employment for ninety (90) consecutive calendar days or ninety (90) or more calendar days during any six (6) month period with or without reasonable accommodation.
5.If this Agreement is terminated pursuant to clause (A) of Section 1.c. above during the Term Extension, or pursuant to clause (B) of Section 1.c. above, or upon the expiration of the Term Extension, or if you suffer death or Disability during the Term Extension, you shall be entitled to receive the following payments and benefits (in addition to any other benefits that continue following the termination or expiration of this Agreement as set forth herein): (i) accrued and unpaid Base Salary up to and including the date of termination; and (ii) the cash incentive award payment that you would be entitled to receive for the calendar year 2024 as if your employment had not terminated, subject to the satisfaction of performance criteria established pursuant to Section 3 of this Agreement, prorated for the actual number of months served (including months served in 2023 and the month in which the termination occurs).
ii.Base Salary. Commencing on the Effective Date, the Company shall pay you, for (and during) your service as President and Chief Executive Officer of the Company, in installments every two (2) weeks in accordance with the Company’s customary payroll practices, a base salary at the annualized rate of $500,000 (the “Base Salary”). The Base Salary shall be reviewed, on a six (6) month basis, and may be increased (but not decreased) to the extent deemed appropriate by the Compensation Committee of the Board (the “Compensation Committee”).

iii.Cash Incentive Award. The Company shall grant you a short term cash incentive award under the Company’s 2024 annual incentive plan applicable to senior executives generally, with an annual target incentive opportunity equal to 100% of the Base Salary, prorated for the greater of: (i) six (6) months; and (ii) the actual number of months served (including months served in 2023 and the month in which your employment ceases). The performance criteria for the Company’s 2024 annual cash incentive awards will be established and communicated by the Company before or as soon as practicable after the beginning of 2024. The short term cash incentive award, if earned by you for 2024, will be payable consistent with the payment of annual incentive compensation to senior executives generally.
iv.Stock Option Award. On the second trading day following the Company’s filing of a Form 8-K announcing your appointment as Interim President and CEO, the Company shall grant to you nonqualified options to purchase shares of the Company’s common stock on the terms set forth in the Inducement Award Agreement attached to this Agreement as Exhibit A.
v.Benefits. You shall be entitled to at least the same benefits as provided by the Company to the previous chief executive officer in 2023, including but not limited to participation in such group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, and programs sponsored or maintained by the Company from time to time, on not less favorable terms than those provided by the Company to the previous chief executive officer in 2023.
vi.Reimbursement of Expenses. In addition to, and without limiting, the provisions in Section 5 of this Agreement, during the Term (as may be extended by a Term Extension), the Company shall reimburse you for all travel, entertainment and other expenses reasonably incurred or paid by you in connection with, or related to, the performance of your duties and responsibilities to the Company.
vii.Withholding. All compensation payable to you shall be subject to applicable taxes and withholding.
viii.Indemnification. In addition to, and without limiting, any and all indemnification rights provided to officers, directors, and/or employees of the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws, the Company shall indemnify and hold you harmless to the maximum extent permitted under applicable law for acts and omissions in your capacity as an officer, director, and/or employee of the Company. To the fullest extent not prohibited by applicable law, expenses incurred by you in defending any civil, criminal, administrative or investigative action, suit or proceeding in connection with your service as an officer, director, and/or employee of the Company shall be paid by the Company in advance of the final disposition of such action, suit or proceeding.
ix.Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.

x.Notices. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to you at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this section.
xi.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and you and approved by the Board.
xii.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof).
xiii.Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
xiv.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and this Agreement shall be interpreted consistently therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required by Code Section 409A, if you are considered a “specified employee” for purposes of Code Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Code

Section 409A, payments of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of your estate within sixty (60) days after the date of your death. The Company is not making any representation or warranty to you with respect to the treatment of this Agreement under Code Section 409A and shall have no liability to you or any other person with respect to payments or benefits under this Agreement should any payments or benefits under this Agreement be determined to constitute nonqualified deferred compensation subject to Code Section 409A but not satisfying the conditions of such section.
xv.Survival. Upon the expiration or termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or termination.
xvi.Counsel and Other Fees. On the Effective Date, the Company shall pay your actual out-of-pocket costs and expenses, including but not limited to attorneys’ fees, reasonably incurred in connection with the preparation and negotiation of this Agreement and related matters.
xvii.Counterpart Execution; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of signatures to this Agreement by electronic mail shall constitute effective delivery in the same manner as delivery of original signatures.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

Mistras Group, Inc. a Delaware corporation By: Name: Michael C. Keefe Title: Executive Vice President, General Counsel and Secre
Manuel H. Stamatakis, an individual

EXHIBIT A

INDUCEMENT AWARD AGREEMENT